EXHIBIT 12.1

                         WORLDCOM, INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (IN MILLIONS)

                                                                                                           For the Three Months
                                                                       Year Ended December 31,                 Ended March 31,
                                                   -----------------------------------------------------   --------------------
                                                     1996       1997        1998        1999      2000       2001        2000
                                                   -------     -------    -------     -------    -------    -------    -------
Earnings:
Pretax income (loss) from continuing operations    $(2,272)    $   578    $(1,590)    $ 7,164    $ 7,568    $   988    $ 2,317
Fixed charges, net of capitalized interest             315         500        774       1,098      1,120        344        262
                                                   -------     -------    -------     -------    -------    -------    -------
      Earnings                                     $(1,957)    $ 1,078    $  (816)    $ 8,262    $ 8,688    $ 1,332    $ 2,579
                                                   =======     =======    =======     =======    =======    =======    =======

Fixed Charges:
Interest cost                                      $   308     $   538    $   928     $ 1,287    $ 1,480    $   433    $   321
Amortization of financing costs                          4           2         12          18         26          8          5
Interest factor of rent expense                         19          47         78         132        149         47         44
                                                   -------     -------    -------     -------    -------    -------    -------
      Fixed charges                                $   331     $   587    $ 1,018     $ 1,437    $ 1,655    $   488    $   370
                                                   =======     =======    =======     =======    =======    =======    =======

Deficiency of earnings to fixed charges            $(2,288)    $    --    $(1,834)    $    --    $    --    $    --    $    --

Ratio of earnings to fixed charges (1)                  --      1.84:1         --      5.75:1     5.25:1     2.73:1     6.98:1
                                                   =======     =======    =======     =======    =======    =======    =======

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(1)   For the purpose of computing the ratio of earnings to fixed charges, earnings consist of pre-tax income (loss) from continuing operations, excluding minority interests in gains/losses of consolidated subsidiaries, and fixed charges consist of pre-tax interest (including capitalized interest) on all indebtedness, amortization of debt discount and expense, and that portion of rental expense that we believe to be representative of interest.